Exhibit 99.1

Biovest Files Recapitalization Plan to Strengthen Balance Sheet and Advance Commercialization Strategy for BiovaxID™ Cancer Vaccine

-	Plan proposes to eliminate $44M senior debt and access approx $5.6M in new financing to support seeking global approvals for lymphoma vaccine

TAMPA, FL and MINNEAPOLIS, MN – March 7, 2013 – Biovest International, Inc. (OTCQB: “BVTI”) today reported that the Company has filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code and a Plan of Reorganization (the “Plan”) seeking to implement a restructuring of its balance sheet that would eliminate approximately $44 million in senior secured debt held by Laurus/Valens Funds and Corp Real, LLC (the “senior secured debt”) while also providing up to approximately $5.6 million in new operating funding.  Subject to the Plan becoming effective, Biovest expects the Plan would significantly strengthen its balance sheet and support ongoing strategies to commercialize its BiovaxID™ personalized cancer vaccine, including facilitating ongoing partnering/licensing initiatives, as well as enhancing the opportunity to secure new contracts establishing its hollow fiber bioreactors as a novel cell culture platform for viral vaccine production.

During this reorganization process, Biovest plans to continue its operations without interruption, including advancing its regulatory strategy seeking approvals for BiovaxID in the European Union and Canada for the treatment of follicular non-Hodgkin’s lymphoma.  The Company plans to file these formal marketing applications following completion of its reorganization with regulatory decisions anticipated in 2014.  If approved, BiovaxID would be the first cancer vaccine available for lymphoma patients.  Biovest will also continue to service its cell culture and instruments clients from its Minneapolis facility without interruption.

Based on filings made to the Bankruptcy Court, Biovest will seek access for up to approximately $5.6 million in new funding being provided by Biovest’s senior secured lenders.  The Plan also proposes that approximately $44 million of Biovest’s senior secured debt, which includes the new funding, would be converted into common stock on the effective date of the Plan, thereby eliminating the Company’s senior secured debt upon exit from bankruptcy.

Biovest’s largest senior secured lenders have indicated support for the Plan, and the Company expects to complete the restructuring and emerge from Chapter 11 by mid-2013.  The reorganization filing was made in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division, and Biovest’s bankruptcy counsel is the law firm of Stichter, Riedel, Blain & Prosser P.A.

All terms proposed in the Plan, as well as in subsequent related filings, will be subject to acceptance by the Bankruptcy Court and will ultimately require final approval by the Bankruptcy Court in order to become effective.

About Biovest International, Inc.

Biovest International, Inc. develops active immunotherapies (cancer vaccines) which treat and diminish the aggressiveness of B-cell non-Hodgkin’s lymphoma, a cancer of the immune system.  The Company’s lead personalized cancer vaccine product candidate, BiovaxID™, has been evaluated in three clinical trials conducted in collaboration with the U.S. National Cancer Institute (NCI) demonstrating that BiovaxID increases the duration of cancer remission following chemotherapy and induces immune responses which correlate highly with long-term survival.  Biovest is currently in the process of pursuing European and Canadian marketing approvals for BiovaxID.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”.

Biovest International, Inc. Corporate Contact:
Douglas Calder, Vice President, Strategic Planning & Capital Markets
Phone: (813) 864-2558 / Email:  dwcalder@biovest.com

For further information, please visit:  http://www.Biovest.com

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute "forward-looking statements.”  Such statements include, but are not limited to, statements about Biovest and its petition in Chapter 11 reorganization and proposed Plan of Reorganization, product candidate, BiovaxID™ and any other statements relating to products, product candidates, product development programs, the FDA, the EMA, Health Canada or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions, and other statements identified by words such as “proposed”, “proposes”, “seeking”, "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," or similar expressions. In particular (and without limitation), statements regarding the timing of anticipated filing of a Marketing Authorization Application for BiovaxID with the EMA or a New Drug Submission for BiovaxID with Health Canada, pre-filing meetings with the FDA or other jurisdictions and/or commercial plans reflect current expectations but are subject to inherent risks of delay in compilation and finalization of all components of the licensing application. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.  The product names used in this statement are for identification purposes only.  All trademarks and registered trademarks are the property of their respective owners.